808 Wilshire Boulevard, 2nd Floor T: 310.255.7700 Santa Monica, California 90401F: 310.255.7702

FOR IMMEDIATE RELEASE
Mary Jensen, Vice President – Investor Relations 310.255.7751 or mjensen@douglasemmett.com

Douglas Emmett Reports
2011 Fourth Quarter and Year-End Earnings Results
Reports FFO of $0.27 Per Diluted Share For the Quarter
and $1.38 Per Diluted Share For the Year

SANTA MONICA, CALIFORNIA – February 7, 2012 – Douglas Emmett, Inc. (NYSE:DEI), a real estate investment trust (REIT), today announced its financial results for the period ended December 31, 2011.

Financial Results
Funds From Operations (FFO) for the three months ended December 31, 2011 totaled $43.9 million, or $0.27 per diluted share, compared to $43.6 million, or $0.28 per diluted share, for the three months ended December 31, 2010.  FFO for the year ended December 31, 2011 totaled $221.2 million, or $1.38 per diluted share, compared to $194.4 million, or $1.24 per diluted share, for the year ended December 31, 2010.

For the three months ended December 31, 2011, Douglas Emmett had GAAP net income attributable to common stockholders of $3.4 million, or $0.03 per diluted share.  This compares to a GAAP net loss attributable to common stockholders of $5.2 million, or $(0.04) per diluted share for the three months ended December 31, 2010.  For 2011 as a whole, Douglas Emmett had GAAP net income attributable to common stockholders of $1.5 million, or $0.01 per diluted share.  This compares to a GAAP net loss attributable to common stockholders for 2010 of $26.4 million, or $(0.22) per diluted share.

Company Operations
Office:  Occupancy in Douglas Emmett’s total office portfolio increased by 40 basis points during the fourth quarter and 60 basis points during 2011.  Excluding the eight properties owned by its unconsolidated funds, Douglas Emmett’s office portfolio was 90.0% leased and 88.4% occupied at December 31, 2011.  Douglas Emmett’s total office portfolio, including the unconsolidated funds, was 89.3% leased and 87.5% occupied at December 31, 2011.  The occupied percentage represents the portion of Douglas Emmett’s office portfolio that is leased where the rent commencement date has occurred.

Douglas Emmett signed office leases covering 906,077 square feet in the fourth quarter of 2011, compared to leases covering 640,721 square feet in the third quarter of 2011.

Multifamily:  At December 31, 2011, Douglas Emmett’s multifamily portfolio was 99.6% leased.

Fund Interest Acquisition
Subsequent to the end of the quarter, Douglas Emmett entered into an agreement to purchase a 16.3% interest in one of its institutional funds for approximately $33.4 million from a European investor that is rebalancing its portfolio.  The fund involved owns six Class A office buildings, aggregating approximately 1.4 million square feet, in Douglas Emmett’s submarkets.

Douglas Emmett, Inc. Announces 2011 Fourth Quarter and Year-End Earnings Results

Balance Sheet Deleveraging
Subsequent to the end of the fourth quarter, Douglas Emmett substantially reduced its overall leverage:

▪	Douglas Emmett concluded its At-the-Market (“ATM”) program by raising an additional $190 million since the end of the third quarter.

▪	Douglas Emmett obtained a secured, non-recourse $155 million term loan, which bears interest at a fixed rate of 4.00% per annum and matures on February 1, 2019.

▪	Douglas Emmett used the proceeds from this loan and its ATM, as well as a portion of its cash on hand, to repay the remaining $522.0 million of debt scheduled to mature in 2012.

As a result of these actions, Douglas Emmett has reduced its outstanding consolidated debt from $3.62 billion on December 31, 2011 to $3.26 billion on February 1, 2012.  Consequently, Douglas Emmett lowered its consolidated debt to 47% of its total capitalization as of that date.

In December 2011, Douglas Emmett terminated a $322.5 million interest rate swap that had been scheduled to expire on August 1, 2012.  The termination had a one-time $10.1 million cash and non-cash impact on FFO during the fourth quarter of 2011.

Dividends
During the quarter, Douglas Emmett’s Board of Directors declared a quarterly cash dividend of $0.13 per common share, or $0.52 per common share on an annualized basis.  The dividend was paid on January 13, 2012 to shareholders of record as of December 30, 2011.

Guidance
Douglas Emmett has established its full year 2012 FFO guidance range of $230 million to $240 million compared to 2011 FFO of $221.2 million.  As a result of the issuance of equity and deleveraging activities, this equates to $1.33 to $1.39 per diluted share.  The assumptions underlying this guidance will be discussed in further detail on Douglas Emmett’s February 8, 2012 conference call.

Conference Call and Webcast Information
A conference call to discuss Douglas Emmett’s 2011 fourth quarter and full year financial results is scheduled for Wednesday, February 8, 2012 at 2:00 pm Eastern Time or 11:00 am Pacific Time.  Interested parties can access the live call or the replay as follows:

▪	Internet: Go to www.douglasemmett.com at least fifteen minutes prior to the start time of the call in order to register, download and install any necessary audio software.

▪	Phone: 877-298-7945 (U.S./Canada) or 706-758-2996 (International) – conference ID #41082614

Replay: A rebroadcast of the live call will be available for 90 days on Douglas Emmett’s website at www.douglasemmett.com.

Supplemental Information
Supplemental financial information for Douglas Emmett’s 2011 fourth quarter and full year results can be accessed on Douglas Emmett’s website under the Investor Relations section at www.douglasemmett.com.

Douglas Emmett, Inc. Announces 2011 Fourth Quarter and Year-End Earnings Results

About Douglas Emmett, Inc.
Douglas Emmett, Inc. (NYSE: DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in premier submarkets in Southern California and Hawaii.  Douglas Emmett’s properties are concentrated in ten submarkets – Brentwood, Olympic Corridor, Century City, Santa Monica, Beverly Hills, Westwood, Sherman Oaks/Encino, Warner Center/Woodland Hills, Burbank and Honolulu.  Douglas Emmett focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities.  Douglas Emmett maintains a website at www.douglasemmett.com.

Safe Harbor Statement
Except for the historical facts, the statements in this press release are forward-looking statements based on our beliefs about, and assumptions made by, and information currently available to us about known and unknown risks, trends, uncertainties and factors that may be beyond our control or ability to predict.  Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect.  As a result, our actual future results can be expected to differ from our expectations, and those differences may be material.  Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  For a discussion of some of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

--tables follow—

Douglas Emmett, Inc. Announces 2011 Fourth Quarter and Year-End Earnings Results

Douglas Emmett, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31, 2011	December 31, 2010
	(unaudited)
Assets
Investment in real estate:
Land	$851,679	$851,679
Buildings and improvements	5,233,692	5,226,269
Tenant improvements and lease intangibles	640,647	592,735
Investment in real estate, gross	6,726,018	6,670,683
Less: accumulated depreciation	(1,119,619)	(913,923)
Investment in real estate, net	5,606,399	5,756,760

Cash and cash equivalents	406,977	272,419
Tenant receivables, net	1,722	1,591
Deferred rent receivables, net	58,681	48,933
Interest rate contracts	699	52,528
Acquired lease intangible assets, net	6,379	9,356
Investment in unconsolidated real estate funds	117,055	110,920
Other assets	33,690	26,782
Total assets	$6,231,602	$6,279,289

Liabilities
Secured notes payable	$3,623,096	$3,658,000
Unamortized non-cash debt premium	1,060	10,133
Interest rate contracts	98,417	99,687
Accrued interest payable	10,781	12,789
Accounts payable and accrued expenses	44,499	45,004
Acquired lease intangible liabilities, net	86,801	110,244
Security deposits	33,954	31,850
Dividends payable	17,039	12,413
Total liabilities	3,915,647	3,980,120

Equity
Douglas Emmett, Inc. stockholders’ equity:
Common stock	1,311	1,241
Additional paid-in capital	2,461,649	2,332,307
Accumulated other comprehensive income (loss)	(89,181)	(58,765)
Accumulated deficit	(508,673)	(447,722)
Total Douglas Emmett, Inc. stockholders’ equity	1,865,106	1,827,061
Noncontrolling interests	450,849	472,108
Total equity	2,315,955	2,299,169
Total liabilities and equity	$6,231,602	$6,279,289

Douglas Emmett, Inc. Announces 2011 Fourth Quarter and Year-End Earnings Results

Douglas Emmett, Inc.
Consolidated Statements of Operations
(unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2011	2010	2011	2010
Revenues:
Office rental:
Rental revenues	$98,375	$100,233	$393,434	$399,184
Tenant recoveries	10,244	11,131	43,914	37,406
Parking and other income	16,723	17,236	67,729	66,110
Total office revenues	125,342	128,600	505,077	502,700

Multifamily rental:
Rental revenues	16,620	15,962	65,267	63,564
Parking and other income	1,317	1,216	4,993	4,580
Total multifamily revenues	17,937	17,178	70,260	68,144
Total revenues	143,279	145,778	575,337	570,844
Operating Expenses:
Office expenses	41,788	42,402	168,869	159,155
Multifamily expenses	4,695	4,729	19,012	18,327
General and administrative	8,026	9,410	29,286	28,305
Depreciation and amortization	45,557	57,156	205,696	225,030
Total operating expenses	100,066	113,697	422,863	430,817
Operating income	43,213	32,081	152,474	140,027
Other income	208	537	1,106	1,191
Loss, including depreciation, from unconsolidated real estate funds	(803)	(1,457)	(2,867)	(6,971)
Interest expense	(38,210)	(37,599)	(148,455)	(166,907)
Acquisition-related expenses	—	(1)	—	(296)
Net income (loss)	4,408	(6,439)	2,258	(32,956)
Less: Net (income) loss attributable to noncontrolling interests	(989)	1,190	(807)	6,533
Net income (loss) attributable to common stockholders	$3,419	$(5,249)	$1,451	$(26,423)
Net income (loss) per common share – basic(1)	$0.03	$(0.04)	$0.01	$(0.22)
Net income (loss) per common share – diluted(1)	$0.03	$(0.04)	$0.01	$(0.22)
Weighted average shares of common stock outstanding – basic(1)	128,407	123,778	126,187	122,715
Weighted average shares of common stock outstanding – diluted (1)	161,924	123,778	159,966	122,715

(1)
Basic and diluted shares are calculated in accordance with accounting principles generally accepted in the United States (GAAP) and include common stock plus dilutive equity instruments, as appropriate.  During the three months and twelve months ended December 31, 2010, all potentially dilutive instruments, including OP units and LTIP units (Long-Term Incentive Plan units that are limited partnership units in our Operating Partnership) were excluded from our computation of weighted average dilutive shares outstanding because they were not dilutive.

Douglas Emmett, Inc. Announces 2011 Fourth Quarter and Year-End Earnings Results

Douglas Emmett, Inc.
FFO Reconciliation
(unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Funds From Operations (FFO) (1)
Net income (loss) attributable to common stockholders	$3,419	$(5,249)	$1,451	$(26,423)
Depreciation and amortization of real estate assets	45,557	57,156	205,696	225,030
Net income (loss) attributable to noncontrolling interests	989	(1,190)	807	(6,533)
Swap termination fee	(10,120)	(13,931)	(10,120)	(13,931)
Amortization of swap termination fee (2)	1,265	3,495	11,701	3,495
Less: adjustments attributable to consolidated joint venture and unconsolidated investment in real estate funds	2,834	3,271	11,675	12,716
FFO	$43,944	$43,552	$221,210	$194,354

Weighted average share equivalents outstanding - fully diluted	161,924	156,902	159,966	156,488
FFO per share - fully diluted	$0.27	$0.28	$1.38	$1.24

(1) We calculate funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with GAAP, excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (other than amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. We provide FFO as a supplemental performance measure because, by excluding real estate depreciation and amortization and gains and losses from property dispositions, it can illustrate trends in occupancy rates, rental rates and operating costs from year to year.  We also believe that, as a widely recognized measure of the performance of REITs, FFO can be used by investors as a basis to compare our operating performance with that of other REITs.  However, FFO has limitations as a measure of our performance because it excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to those other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO should not be used as a supplement to or substitute measure for cash flow from operating activities computed in accordance with GAAP.

(2) We terminated certain interest rate swaps in November 2010 and December 2011 by paying an amount based on the projected payments due under the swap.  For FFO purposes, we recognize the full impact of the termination in the quarter in which the swap is terminated.  In contrast, under GAAP, we amortize the impact over the remaining life of the swap.  With respect to the swap terminated in November 2010, GAAP net income for the fourth quarter and full year of 2010 was reduced by only $3.5 million, while FFO in both periods was reduced by an additional $10.4 million to reflect the full impact of terminating that swap.  As that additional $10.4 million of non cash interest expense was amortized for GAAP purposes during the first seven months of 2011, we offset that amortization by an equivalent amount in calculating FFO for each period.  As a result, the November 2010 swap termination had a net zero impact on 2011 FFO.  Similarly, with respect to the swap terminated in December 2011, GAAP net income for the fourth quarter and full year of 2011 was reduced by only $1.3 million, while FFO in both periods was reduced by an additional $8.8 million to reflect the full impact of terminating those swaps. During the first seven months of 2012, as that additional $8.8 million of non cash interest expense is amortized for GAAP purposes, we will offset that amortization by an equivalent amount in calculating FFO for each period.  Accordingly, there will be a net zero impact from the December 2011 swap termination on 2012 FFO.

Douglas Emmett, Inc. Announces 2011 Fourth Quarter and Year-End Earnings Results

Douglas Emmett, Inc.
Same Property(1) Statistical and Financial Data
(unaudited and in thousands, except statistics)
	As of December 31,
	2011	2010
Same Property Office Statistics
Number of properties	50	50
Rentable square feet	12,851,084	12,849,896
Ending % leased	90.0%	89.6%
Ending % occupied	88.4%	88.1%
Quarterly Average % occupied	88.3%	88.4%

Same Property Multifamily Statistics
Number of properties	9	9
Number of units	2,868	2,868
Ending % leased	99.6%	99.2%

	Three Months Ended December 31,		% Favorable
	2011	2010	(Unfavorable)
Same Property Net Operating Income – GAAP Basis(2)
Total office revenues	$125,342	$128,600	(2.5)%
Total multifamily revenues	17,937	17,178	4.4
Total revenues	143,279	145,778	(1.7)

Total office expense	(41,788)	(42,402)	1.4
Total multifamily expense	(4,695)	(4,729)	0.7
Total property expense	(46,483)	(47,131)	1.4

Same Property NOI - GAAP basis	$96,796	$98,647	(1.9)%

Same Property Net Operating Income - Cash Basis(2)
Total office revenues	$118,711	$121,677	(2.4)%
Total multifamily revenues	17,093	16,321	4.7
Total revenues	135,804	137,998	(1.6)

Total office expense	(41,833)	(42,447)	1.4
Total multifamily expense	(4,695)	(4,729)	0.7
Total property expense	(46,528)	(47,176)	1.4

Same Property NOI - cash basis	$89,276	$90,822	(1.7)%

(1)
To facilitate comparisons, we calculate comparable amounts for a subset of our owned properties referred to as our “same properties.”  Same property amounts are calculated as the amounts attributable to properties which have been owned and operated by us, and reported in our consolidated results, during the entire span of both periods compared.  Therefore, any properties acquired after the first day of the earlier comparison period or sold, contributed or otherwise removed from our consolidated financial statements before the last day of the later comparison period are excluded from same properties.  We may also exclude from the same property set any property that is undergoing a major repositioning project that would impact the comparability of its results between two periods.

(2)	See below for a definition and reconciliation to GAAP measures of “GAAP basis”, “cash basis” and “NOI”.

Douglas Emmett, Inc. Announces 2011 Fourth Quarter and Year-End Earnings Results

Douglas Emmett, Inc.
Reconciliation of Same Property NOI to GAAP Net Income (Loss) (1)
(unaudited and in thousands)
	Three Months Ended December 31,
	2011	2010
Same property office revenues - cash basis	$118,711	$121,677
GAAP adjustments	6,631	6,923
Same property office revenues - GAAP basis	125,342	128,600
Same property multifamily revenues - cash basis	17,093	16,321
GAAP adjustments	844	857
Same property multifamily revenues - GAAP basis	17,937	17,178
Same property revenues - GAAP basis	143,279	145,778
Same property office expenses - cash basis	(41,833)	(42,447)
GAAP adjustments	45	45
Same property office expenses - GAAP basis	(41,788)	(42,402)
Same property multifamily expenses - cash basis	(4,695)	(4,729)
GAAP adjustments	―	―
Same property multifamily expenses - GAAP basis	(4,695)	(4,729)
Same property expenses - GAAP basis	(46,483)	(47,131)
Same property Net Operating Income (NOI)- GAAP basis	96,796	98,647
Total property NOI - GAAP basis	96,796	98,647
General and administrative expenses	(8,026)	(9,410)
Depreciation and amortization	(45,557)	(57,156)
Operating income	43,213	32,081
Other income	208	537
Loss, including depreciation, from unconsolidated real estate funds	(803)	(1,457)
Interest expense	(38,210)	(37,599)
Acquisition-related expenses	―	(1)
Net income (loss)	4,408	(6,439)
Less: Net (income) loss attributable to noncontrolling interests	(989)	1,190
Net income (loss) attributable to common stockholders	$3,419	$(5,249)

(1)
Net operating income (NOI) is a non-GAAP measure consisting of the revenue and expense attributable to the real estate properties that we own and operate.  Although NOI is considered a non-GAAP measure, we present NOI on a “GAAP basis” by using property revenues and expenses calculated in accordance with GAAP.  The most directly comparable GAAP measure to NOI is net income (or loss), adjusted to exclude general and administrative expense, depreciation and amortization expense, interest income, interest expense, income from unconsolidated partnerships, income (or loss) attributable to noncontrolling interests, gains (or losses) from sales of depreciable operating properties, net income from discontinued operations and extraordinary items.

We also provide NOI calculated on a “cash basis”.  Cash basis NOI is also a non-GAAP measure that we calculate by excluding from GAAP basis NOI our straight-line rent adjustments and the amortization of above/below market lease intangible assets and liabilities.

We provide NOI (on both a “GAAP “and “cash” basis) as a supplemental performance measure because, by excluding real estate depreciation and amortization expense and gains (or losses) from property dispositions, some investors use it to illustrate trends in occupancy rates, rental rates and operating costs from year to year.  We also believe that some investors find NOI useful as a basis to compare our operating performance with that of other REITs. However, NOI has limitations as a measure of our performance because it excludes depreciation and amortization expense and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties (all of which have real economic effect and could materially impact our results from operations).  Other equity REITs may not calculate NOI in a similar manner and, accordingly, our NOI may not be comparable to those other REITs’ NOI.  Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.  NOI should not be used as a substitute measure for cash flow from operating activities computed in accordance with GAAP.

###